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                                                                   Exhibit 23.1


                         CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-28491) and related Prospectus of American Disposal Services, Inc. for the registration of 2,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 1997, except as to Note 5 for which the date is March 21, 1997 and as to Note 10 for which the date is March 25, 1997 with respect to the consolidated financial statements of American Disposal Services, Inc. included in its Annual Report
(Form 10K/A) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                            ERNST & YOUNG LLP

Chicago, Illinois
August 8, 1997